Exhibit 10.2

COAST NATIONAL INSURANCE COMPANY
SECURITY NATIONAL INSURANCE COMPANY
BRISTOL WEST INSURANCE COMPANY
BRISTOL WEST CASUALTY INSURANCE COMPANY

QUOTA SHARE REINSURANCE AGREEMENT

Effective:  January 1, 2002

TABLE OF CONTENTS

ARTICLE	SUBJECT

I	Business Covered
II	Term and Termination
III	Quota Share Participation
IV	Territory
V	Premium
VI	Limit of Liability
VII	Ceding Commission
VIII	Fee Income
IX	Commutation
X	Experience Account Balance
XI	Reports and Remittances
XII	Offset
XIII	Agency/Combined Results
XIV	Maximum Subject Net Premium
XV	Cancellation for Non-Payment
XVI	Cancellation for Change in Control
XVII	Special Termination
XVIII	Exclusions
XIX	Warranty
XX	Definitions
XXI	Loss Settlements
XXII	Net Retained Lines Clause
XXIII	No Third Party Rights
XXIV	Errors or Omissions
XXV	Insolvency Clause
XXVI	ECO and Excess Limits Liability
XXVII	Access to Records
XXVIII	Arbitration
XXIV	Governing Law
XXX	Entire Agreement/Interpretation

ATTACHMENTS

Nuclear Incident Exclusion Clauses
Schedule A
Schedule B

QUOTA SHARE REINSURANCE AGREEMENT

between

COAST NATIONAL INSURANCE COMPANY (“Coast National”)
SECURITY NATIONAL INSURANCE COMPANY (“Security National”)
BRISTOL WEST INSURANCE COMPANY (“Bristol”)
BRISTOL WEST CASUALTY INSURANCE COMPANY (“Bristol”)
(hereinafter called the “Company”)

and

THE PARTICIPANTS SUBSCRIBING TO THE RESPECTIVE
INTERESTS AND LIABILITIES AGREEMENTS TO WHICH THIS AGREEMENT
IS ATTACHED
(hereinafter called the “Reinsurer”)

ARTICLE I

BUSINESS COVERED

The Reinsurer hereby reinsures, subject to the limits and  terms and conditions contained herein;

A Quota Share Percentage of the Company’s paid Ultimate Net Loss (“UNL”) of Loss Occurrences on Policies attaching during the Term of this Agreement for Non-standard Auto business (“Policies”).

ARTICLE II

TERM AND TERMINATION

This agreement shall commence at 12:01 a.m. Eastern Standard Time, January 1, 2002, except for Bristol which shall commence at 12:01 a.m. Eastern Standard Time, July 1, 2002.  It shall remain in effect until 11:59 p.m. December 31, 2004.

In the event of the cancellation/termination of this Agreement the liability of the Reinsurer shall  cease with respect to losses occurring after the effective date of cancellation/termination date regardless of whether the Company is prohibited by statute or otherwise to cancel or nonrenew the policy.

Special Terminations shall be in accordance with Article XVII Paragraph 4.

ARTICLE III

QUOTA SHARE PARTICIPATION

The Quota Share Percentage for Policies attaching during Underwriting Year 2002 for Coast National and Security National, shall be 28%.  The Quota Share Percentage for Policies attaching during Underwriting Year 2002 for Bristol shall be 80%.  The Company has the option to cede from 25% to 60% for Policies attaching during the Underwriting Years 2003 and 2004.  The Company shall notify the Reinsurer of the actual percentage, in writing, no later then 30 Business Days before January 1st, of each Underwriting Year.  In the event the Company fails to notify the Reinsurer, as provided herein, the Quota Share Percentage shall be 25%.

ARTICLE IV

TERRITORY

This Agreement covers policies on risks located in the states of the United States in which the Company was writing business as of the effective date of this Agreement.  This Agreement will cover risks located in other states if agreed to by the Reinsurer in writing.

ARTICLE V

PREMIUM

The Company shall pay the Reinsurer its Quota Share Percentage of the Company’s Subject Net premium written for the Business Covered hereinafter referred to as the “Ceded Premium.”

ARTICLE VI

LIMIT OF LIABILITY

The maximum amount recoverable for any one Underwriting Year shall be 150% of the Ceded Premium for that Underwriting Year subject to the third paragraph of this Article.

The maximum amount recoverable for a Catastrophic Loss Occurrence shall be the Quota Share Percentage applicable of the product of .5% times the Subject Net Premium written for the Underwriting Year in which the loss occurred.  The maximum amount recoverable for the aggregate of Catastrophic Loss Occurrences shall be the Quota Share Percentage applicable of the product of .4% times the Subject Net Premium written for the term of this Agreement.  For the avoidance of doubt, Terrorist Event shall be deemed a Catastrophic Loss Occurrence.

Subject to the foregoing, the Reinsurer’s initial liability shall be limited to 80% of the aggregate Ceded Premium for the term of this agreement.  In the event the Loss Ratio is in excess of 90% the Reinsurer shall be liable for an additional 15% of the aggregate Ceded Premium for the term of this agreement.  For the avoidance of doubt the Company shall be liable for losses above a Loss Ratio of 80% up to 90% and for those losses above a Loss Ratio of 105%.

ARTICLE VII

CEDING COMMISSION

The Company shall receive a commission equal to 25% of Ceded Premium.  This includes all acquisition costs, taxes and all other expenses of whatever nature, except loss adjustment expense.

Effective on the commencement of any calendar quarter, by giving 30 Business Days prior written notice, the Company has the option to increase or decrease the percent of Ceding Commission.  In such event the Fee Income percentage is increased or decreased by the same amount.

ARTICLE VIII

FEE INCOME

On the date that the Ceded Premium is paid hereunder the Company shall pay the Reinsurer an amount equal to 8% of Ceded Premium, or the percent applicable of Ceded Premium if changed in accordance with the Ceding Commission Article.  For the avoidance of doubt this Fee Income is not a part of Ceded Premium.

ARTICLE IX

COMMUTATION

The Company may, at its sole option, commute this Agreement on December 31st, 2004 or any December 31st thereafter by giving the Reinsurer 30 Business Days prior written notice.  In such event, within 45 Business Days of Commutation the Reinsurer shall pay the Company a Profit Commission equal to the Experience Account Balance as of the end of the prior month, if positive.  Such payment shall be made within 45 Business Days of the commutation date.  Upon payment of the Profit Commission the Company shall fully and finally release the Reinsurer from all past, present or future liabilities under this agreement.

ARTICLE X

EXPERIENCE ACCOUNT BALANCE

At the end of each calendar quarter, the Reinsurer shall calculate and report to the Company an Experience Account Balance as follows:

(a) Ceded Premium paid; plus

(b) Fee Income paid; less

(c )Ceding Commission; less

(d) Reinsurer’s Margin; less

(e) Ultimate Net Loss paid by the Reinsurer hereunder

ARTICLE XI

REPORTS AND REMITTANCES

Within 30 Business Days following the end of each calendar month, the Company shall provide a written report (the “Loss Report”) to the Reinsurer, which shall include the following data, in the aggregate as well as by each Relevant Company named:

1.  Subject Net Premium written and Collected for the month.

2.  Cumulative Subject Net Premium written and Collected.

3.  Ceded Net Premium written and Collected for the month.

4.  Cumulative Ceded Net Premium written and Collected.

5.  Ceded Ultimate Net Loss paid by the Company during the quarter, separating Allocated Loss Adjustment Expense and Unallocated Loss Adjustment Expense.

6.  Ceded Cumulative Ultimate Net Loss paid by the Company, separating Allocated Loss Adjustment Expense and Unallocated Loss Adjustment Expense.

7.  Ceded Ultimate Net Loss outstanding including incurred but not reported amounts, separating Allocated Loss Adjustment Expense and Unallocated Loss Adjustment Expense.

8.  Ceded unearned premium.

The Reinsurer shall pay losses owed hereunder within 30 Business Days of receiving the Loss Report.

The Company shall pay the ceded Collected Premium, net of Ceding Commission, plus Fee Income, simultaneous with the sending of the Loss Report.

In the event of late payments on any of the foregoing by either party interest shall accrue at an effective annual yield of 6% for the overdue period (the  “Interest”).

Within 30 Business Days following the end of each calendar quarter, the Company shall provide a written report to the Reinsurer that shall include Actuarial Data as mutually agreed.

ARTICLE XII

OFFSET

Each party hereto shall have, and may exercise at any time and from time to time, the right to offset any undisputed balance or balances, whether on account of premiums or on account of losses, due from such party to the other (or, if more than one, any other) party hereto under this Agreement or under any other reinsurance agreement heretofore or hereafter entered into by and between them, and may offset the same against any undisputed balance or balances due to the former from the latter under the same or any other reinsurance agreement between them, and the party asserting the right of offset shall have and may exercise such right whether any undisputed balance or balances due to such party from the other are on account of premiums or on account of losses and regardless of the capacity, whether as assuming insurer or as ceding insurer, in which each party acted under the agreement or, if more than one, the different agreements involved.

For the avoidance of doubt the Reinsurer’s liability shall be reduced by any amounts owed to the Reinsurer by any Relevant Company.

ARTICLE XIII

AGENCY/COMBINED RESULTS

It is agreed that Coast National shall be the agent for the Company authorized to receive any payments due the Company and/or any communication relating to this Agreement.  Any payments made to Coast National by the Reinsurer or communications given to Coast National by the Reinsurer shall discharge the Reinsurer as to all Relevant Companies in this Agreement.  All calculations, including but not limited to, Loss Corridor, Limit of Liability, Experience Account Balance shall be on the combined sum of all Relevant Companies that are included as Company.

ARTICLE XIV

MAXIMUM SUBJECT NET PREMIUM

It is agreed that the Maximum Subject Net Premium written for the Company for Underwriting Years 2002, 2003 and 2004, shall equal $400,000,000,  $575,000,000  and  $650,000,000 respectively.

It is agreed that the Maximum Subject Net Premium for Security National for Underwriting Years 2002, 2003 and 2004, shall equal $50,000,000,  $65,000,000  and $80,000,000  respectively.

It is agreed that the Maximum Subject Net Premium written in the state of Texas for Underwriting Years 2002,  2003 and 2004, shall equal $20,000,000,  $35,000,000  and  $45,000,000 respectively.

In the event the aforementioned maximum Subject Net Premiums written for any individual Underwriting Year are exceeded, the Quota Share Percentage applicable shall be the quotient of (1) the product of (A) the Quota Share Percentage otherwise applicable times (B) the maximum Subject Net Premium written, divided by (2) the Subject Net Premium written.

ARTICLE XV

CANCELLATION FOR NON-PAYMENT

If the Company fails to pay Ceded Premium when due to the Reinsurer, the Reinsurer shall promptly notify the Company in writing of the balance due.  If the Company fails to remit payment within thirty (30) Business Days including interest at a rate of 6% per annum on the balance, then the Reinsurer shall have the right to cancel the agreement on a run-off basis for Policies attaching prior to cancellation and the Limit of Liability shall be reduced to Ceded Premium paid, plus Fee Income paid, net of Ceding Commission, less Reinsurer’s Margin, effective on the last day for which payment was received.

ARTICLE XVI

CANCELLATION FOR CHANGE IN CONTROL

In the event of a Change in Control, in accordance with Schedule B, the Reinsurer or the Company has the option to cancel coverage for the Relevant Company at the end of the calendar quarter in which the Change in Control occurred, or any subsequent quarter, on a cut-off basis.  For the avoidance of doubt, in the event of such cancellation, the Reinsurer shall have no further liability under or related to this Agreement to the Relevant Company after the cancellation date.  Provided however that within 45 Business Days of such cancellation, the Reinsurer shall pay the Relevant Company a Profit Commission equal to the positive Experience Account Balance as of the end of the prior month of the Relevant Company, if any.  The payment shall be reflected in the Experience Account Balance as Ultimate Net Loss paid and/or return premium paid by the Reinsurer.

Furthermore, in the event this option is elected and after the cut-off of business for the Relevant Company or Relevant Companies, the combined surplus of the remaining Companies would be less than 50% of the combined surplus of all Relevant Companies as of December 31, 2001, the Reinsurer or the Companies has the option to cancel the entire agreement, at the end of such quarter or any subsequent quarter, on a cut-off basis.  For the avoidance of doubt, in the event of such cancellation, the Reinsurer shall have no further liability under or related to this Agreement to the Company.  In such event within 45 Business Days of such cancellation, the Reinsurer shall pay the Company a Profit Commission equal to the positive Experience Account Balance, as of the end of the prior month, if any.

ARTICLE XVII

SPECIAL TERMINATION

1. This agreement shall automatically terminate without the need for any action by any party hereto in the event that any other party should at any time become insolvent, or suffer any impairment of contributed capital, or file a petition in bankruptcy, or enter liquidation, rehabilitation, or voluntary supervision, or have a receiver appointed.

2. The Reinsurer may terminate this agreement effective December 31, 2003 if the estimated Loss Ratio from Inception through September 30, 2003 is greater than 85%.  If the Reinsurer elects to exercise this option, it will notify the Company on or before November 15, 2003.  In the event the Company does not agree with the estimated inception to date Loss Ratio it will notify the Reinsurer within 5 days of receipt of the Notice of Cancellation of its desire to have an independent actuary, appointed jointly, to determine the Loss Ratio.  In the event the independent actuary’s estimated inception to date Loss Ratio is less than 85% the cancellation notice shall be rescinded.

3. The Reinsurer may terminate this agreement in the event the Company’s combined Policyholders Surplus, as reported in their annual or quarterly statement in accordance with statutory accounting policies and procedures, falls below 70% of the Company’s combined Policyholders Surplus as of December 31, 2001.  However, in the event the Company’s combined Policyholders Surplus increases to 80% of the Company’s combined Policyholders Surplus as of December 31, 2001 prior to the effective date of cancellation, the cancellation notice shall be rescinded.

4.  If termination is effective under paragraph 3, 30 Business Days notice shall be given.  For termination under either paragraph 1, 2 or 3, the Reinsurer has the option to run-off or cut off the in-force business.  In the event the Reinsurer elects to cut off the in-force business it shall return the unearned Ceded Premium, net of Ceding Commission, minus the net unpaid portion of the unearned Ceded Premium and it shall not be liable for any losses occurring after the effective date of cancellation.

ARTICLE XVIII

EXCLUSIONS

A. Any loss or liability accruing to the Company directly or indirectly from any insurance written by or through and Pool or Association including Pools or Associations in which membership by the Company is required under any statutes or regulations (other than assigned risk automobile plans).

B.  War Risks as excluded by War Risk Exclusion Clauses appearing in original policies.

C.  Assumed Reinsurance of any kind, except policies written in Texas on County Mutual paper and reinsured by a Relevant Company.

D.  Business excluded by the attached Nuclear Incident Exclusion Clauses.

E.  All liability of the Company arising, by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund.  “Insolvency fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

ARTICLE XIX

WARRANTY

The Company warrants that it shall retain the Loss Corridor net and unreinsured, with the exception of contract T2-2001-5417 between Inter-Ocean of Ireland Limited and Coast National and Security National, effective January 1, 2001 and expiring December 31, 2003, or a subsequent agreement thereto, provided that the terms of such subsequent agreement have been reviewed and approved by the Reinsurer in writing (such approval shall not be unreasonably withheld).  Notwithstanding the foregoing, the Company shall retain the Quota Share Percentage of Ultimate Net Loss in the Loss Corridor that would otherwise be ceded net and unreinsured.

ARTICLE XX

DEFINITIONS

Business Day shall mean a day when banks in New York are open for business.

Ultimate Net Loss shall mean Loss Payment and shall include Allocated Loss Adjustment Expenses, plus Unallocated Loss Adjustment Expenses subject to a limit of 10% of Ceded Premium, plus 80% of the Reinsurer’s Quota Share Percentage of the first $3,000,000 of Extra Contractual Obligations and or Excess Limits Liability.

Allocated Loss Adjustment Expense and Unallocated Loss Adjustment Expense shall be in accordance with statutory accounting rules, as described in the NAIC Annual Statement Instructions.

Subject Net Premiums shall mean the premium charged the insured, net of return premium, on the Business Covered.   The Reinsurer acknowledges that the current operating procedures of the Company results in no uncollectable premium.  In the event that these operating procedures produce uncollectable premium, the amount of uncollectable premium shall not exceed 1% of the otherwise Subject Net Premiums.

Collected Premium shall mean the Subject Net Premium paid by the Insured.

Underwriting Year shall mean the 12-month period from January 1 until December 31, both days inclusive, except that for Bristol where, the first Underwriting Year shall be the period from July 1, 2002 until December 31, 2002.  For the avoidance of doubt, all premiums on all Policies attaching during such period and the loss liability on those Policies shall be included for purposes of any calculation hereunder related to any Underwriting Year.

Loss Ratio shall mean the Company’s ceded Ultimate Net Loss plus incurred but not reported divided by the ceded Subject Net Premium on the Business Covered.  This calculation shall be in the aggregate and not for each individual Underwriting Year and shall include the Ultimate Net Loss in the Loss Corridor.

Loss Corridor shall mean the ceded Ultimate Net Loss retained by the Company (ie: Ultimate Net Loss otherwise recoverable) from and including 80% to 90% of ceded Subject Net Premium.

Catastrophic Loss Occurrence shall mean a loss from the same occurrence involving more than one risk.

The definition of occurrence shall be as defined in the Company’s catastrophe reinsurance agreement however shall include a Terrorist Event as defined in the Schedule A attached.

Reinsurer’s Margin shall mean 3% of Ceded Premium.

Relevant Company shall mean an individual company named as part of Company.

ARTICLE XXI

LOSS SETTLEMENTS

The Company alone and at its full discretion shall adjust, settle or compromise all claims and losses.  All such adjustments, settlements, and compromises, including ex gratia payments, shall be binding on the Reinsurer in proportion to its participation.  Ex gratia payments include only those payments made to settle a loss or claim covered under the Company’s underlying insurance policy for purposes of avoiding the costs of a lawsuit. Under no circumstances will the Company make a payment for a claim or loss not covered under the Company’s underlying insurance policy. The Company shall likewise at its sole discretion commence, continue, defend, compromise, settle or withdraw from actions, suits or proceedings and generally do all such matters and things relating to any claim or loss as in its judgment may be beneficial or expedient, and all payments made and costs and expenses incurred in connection therewith or in taking legal advice therefore.  The Reinsurer shall receive credit for their pro-rata share of all salvage and subrogation received by the Company.  In the event the Company shall fail or neglect to do so, the Reinsurer is hereby authorized and empowered to bring any appropriate action in the name of the Company to enforce any rights of subrogation.

ARTICLE XXII

NET RETAINED LINES CLAUSE

This Agreement applies only to that portion of any insurance or reinsurance which the company retains net for its own account.  Notwithstanding the foregoing, it is understood that the stop loss outlined in Article XIX Warranty, shall not inure to the benefit of this Agreement.

ARTICLE XXIII

NO THIRD PARTY RIGHTS

No parties, other than the Company and the Reinsurer, shall have any rights under this Agreement unless specifically stated herein.

ARTICLE XXIV

ERRORS OR OMISSIONS

Any inadvertent delay, omission or error shall not relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made, provided such delay, omission or error is rectified immediately upon discovery.

ARTICLE XXV

INSOLVENCY CLAUSE

In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company, or to its liquidator, receiver, conservator or statutory successor immediately upon demand on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim.  It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurers of the pendency of a claim against the Company which would involve a possible liability on the part of the Reinsurers, indicating the policy or bond reinsured, within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership.  It is further agreed that during the pendency of such claim the Reinsurers may investigate such claim and interpose, at their own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that they may deem available to the Company or its liquidator, receiver, conservator, or statutory successor.  The expense thus incurred by the Reinsurers shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurers.

Where two or more Reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of the Agreement as though such expense had been incurred by the Company.

The reinsurance shall be payable by the Reinsurers to the Company or to its liquidator, receiver, conservator, or statutory successor, except as proved by Section 4118 (a) (1) (A) and 1114 (c) of the New York Insurance Law or except (a) where the Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Company, or (b) where the Reinsurers with the consent  of the direct insured or insureds have voluntarily assumed under such policies and in substitution for the obligations of the Company to the payees.  Then, and in that event only, the Company, with the prior approval of the certificate of assumption on New York risks by the Superintendent of Insurance of the State of New York, is entirely released from its obligation and the Reinsurers pay any loss directly to payees under such policy.

ARTICLE XXVI

EXTRA CONTRACTUAL OBLIGATIONS AND EXCESS LIMITS LIABILITY

This Agreement will extend to cover any claims-related extra contractual obligations and/or excess limits liability arising because of, but not limited to, the following:

A.  Failure of the Company to agree to pay a claim within the policy limits or to provide a defense against such claims.

B.  Actual or alleged bad faith, fraud, or negligence in investigating or handling a claim or in rejecting an offer of settlement.

C.  Negligence or breach of duty in the preparation of the defense or the conduct of a trial or the preparation or prosecution of any appeal and/or subrogation and/or any subsequent action resulting therefrom.

“Extra contractual obligation” as used in this Agreement will mean those liabilities not covered under any other provision of this Agreement for which the Company is liable to its insured or a third-party claimant, or that the Company paid as its share of a claims-related extra contractual obligation awarded against one or more of its co-insurers.

“Excess limits liability” as used in this Agreement will mean any amount for which the Company would have been contractually liable to pay had it not been for the limits of the reinsured policy.

There will be no recovery hereunder where the extra contractual obligation or excess limits liability has been incurred due to fraud committed by a member of the board of directors or a corporate officer of the Company, acting individually, collectively, or in collusion with a member of the board of directors, a corporate officer, or a partner of any other corporation, partnership, or organization involved in the defense or settlement of a claim on behalf of the Company.

The date on which any extra contractual obligation and/or excess limits liability is incurred by the Company will be deemed, in all circumstances, to be the date of the original loss.  Nothing in this Article will be construed to create a separate or distinct loss apart from the original covered loss that gave rise to the extra contractual obligations and/or excess limits liability discussed in the preceding paragraphs.  The Reinsurers’ liability as respects extra contractual obligations and/or excess limits liability under the Agreement will be in addition to the indemnification coverage set.

ARTICLE XXVII

ACCESS TO RECORDS

The Reinsurer or its designated representative shall have access to the books and records of the Company at all reasonable times for the purpose of obtaining information, which pertains in any way to this reinsurance.  This clause shall survive termination of this Agreement.

ARTICLE XXVIII

ARBITRATION

As a condition precedent to any right of action hereunder, any dispute arising out of the interpretation, performance, or breach of this Contract, including the formation or validity thereof, shall be submitted for decision to a panel of three arbitrators.  Notice requesting arbitration will be in writing and sent certified or registered mail, return receipt requested.

Each party shall choose one arbitrator and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing.  If either party fails to appoint the arbitrator within thirty (30) days after being requested to do so by the other party, the latter, after ten (10) days notice by certified or registered mail of its intention to do so, may appoint the second arbitrator.

If the two arbitrators are unable to agree upon the third arbitrator within thirty (30) days of their appointment, the third arbitrator will be chosen by ARIAS US.  All arbitrators shall be disinterested active or former executives officers of insurance or reinsurance companies or Underwriters at Lloyd’s London.

Within thirty (30) days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings.  The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence.  Unless the panel agrees otherwise, the arbitration will take place in New York, but the venue may be changed when deemed by the panel to be to be in the best interest of the arbitration proceeding.   The decision rendered by a majority of the arbitrators shall be final and binding on both parties.  The panel shall make its decision considering the custom and practice of the applicable insurance and reinsurance business as promptly as possible following the termination of the hearings.  Judgment upon the award may be entered in any court having jurisdiction thereof.

Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the third arbitrator.  The remaining costs of the arbitration shall be divided equally between the parties.

If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this clause, and communications shall be made by the Company to each of the reinsurers constituting the one party provided, however, that nothing therein shall impair the rights of such reinsures to assert several rather than joint defenses or claims, nor be construed as changing the liability of the reinsurers under the terms of this contract from several to joint.

ARTICLE XXIV

GOVERNING LAW

This agreement shall be interpreted and governed by the laws of New York without regard to that jurisdiction’s rules with respect to conflicts of laws.

ARTICLE XXX

ENTIRE AGREEMENT/INTERPRETATION

With respect to the business being reinsured hereunder, “i” this Agreement constitutes the entire agreement between the parties, and “ii” there are no understandings or agreements between the parties other than those expressed in this Agreement.  Any change to or modification of this Agreement will be made by written amendment to this Agreement and signed by the parties hereto.

This Agreement is between sophisticated parties, each of which has reviewed the Agreement and is fully knowledgeable about its terms and conditions.  The parties therefore agree that this Agreement shall be construed without regard to the authorship of the language and without any presumption or rule of construction in favor of either of them.

U.S.A.

NUCLEAR INCIDENT EXCLUSION CLAUSE – LIABILITY – REINSURANCE

(1)                                  This reinsurance does not cover any loss or liability accruing to the Reassured as member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

(2)                                  Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph (2) from the time specified in Clause III in this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

Limited Exclusion Provision. *

I.                                         It is agreed that the policy does not apply under any liability coverage, to (injury, sickness, disease, death or destruction*) (bodily injury or property damage) with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

II.                                     Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of

*NOTE:  The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies that include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.

policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

III.                                 The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either

(a)          become effective on or after 1st May, 1960, or

(b)         become effective before that date and contain the Limited Exclusion Provision set out above; provided this paragraph (2) shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(3)                                              Except for those classes of policies specified in Clause II of paragraph (2) and without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:

Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):

Broad Exclusion Provision. *

It is agreed that the policy does not apply:

I.                 Under any Liability Coverage to (injury, sickness, disease, death or destruction

(bodily injury or property damage

(a)          with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b)         resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

II.             Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to (intermediate medical or surgical relief   (first aid, to expenses

incurred with respect to (bodily injury, sickness, disease or death   (bodily injury   resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.

III.         Under any Liability Coverage to (injury, sickness, disease, death or destruction  (bodily injury or property damage   resulting from the hazardous properties of nuclear material, if

(a)          the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed there from;

(b)         the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

(c)          the (injury, sickness, disease, death or destruction (bodily injury or property damage arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories, or possessions or Canada, this exclusion (c) applies only to (injury to or destruction of property at such nuclear facility  (property damage to such nuclear facility and any property thereat.

IV.  As used in this endorsement:

“hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or byproduct material; “source material,” “special nuclear material,” and “byproduct material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing byproduct material and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (a) or (b) thereof; “nuclear facility” means

(a)          any nuclear reactor,

(b)         any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

(c)          any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

(d)         any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste, and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;

(With respect to injury to or destruction of property, the word “injury” or “destruction”, “property damage” includes all forms of radioactive contamination of property. Includes all forms of radioactive contamination of property.)

V.             The inception dates and thereafter all original polices affording coverages specified in this paragraph (3), whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph (3) shall not be applicable to

(i)             Garage and Automobile Policies issued by the Reassured on New York risks, or

(ii)          statutory liability insurance required under Chapter 90, General Laws of Massachusetts, until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(4)                                  Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that paragraphs (2) and (3) above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association of the Independent Insurance Conference of Canada.

U.S.A.

NUCLEAR INCIDENT EXCLUSION CLAUSE – PHYSICAL DAMAGE – REINSURANCE

(1)                                  This Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

(2)                                  Without in any way restricting the operation of paragraph (1) of this Clause, this Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

I.                 Nuclear reactor power plants including all auxiliary property on the site, or

II.             Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and “critical facilities” as such, or

III.         Installations for fabricating complete fuel elements or for processing substantial quantities of “special nuclear material,” and for reprocessing, salvaging, chemically separating, storing or disposing of “spent” nuclear fuel or waste materials, or

IV.         Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3.                                       Without in any way restricting the operations of paragraphs (1) and (2) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate

(a)          where Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b)         where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused.  However, on and after 1st January 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

4.                                       Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5.                                       It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.

6.                                       The term “special nuclear material” shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

7.                                       Reassured to be sole judge of what constitutes:

(a)                                  substantial quantities, and

(b)                                 the extent of installation, plant or site.

Note:                  Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that

(a)          all policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960, whichever first occurs whereupon all the provisions of this Clause shall apply.

(b) with respect to any risk located in Canada, policies issued by the Reassured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960, whichever first occurs whereupon all the provisions of this Clause shall apply.

Schedule A

For purposes of this Agreement, “Terrorist Event” shall mean a disaster, accident, casualty or loss or series of disasters, accidents, casualties or losses arising out of an event or series of related events, regardless of time, space or geography, that:

1.               directly result in loss or loss expense that would otherwise by covered by this Agreement,

2.               occur in time of either peace or war,

3.               occur on land, on sea, in the air, in space, or any combination thereof, and

4.               are directly caused by, conducted by, engaged in, or coordinated by any hostile or unfriendly person or persons, organization, group, sub-group, power, authority or force, whether governmental, quasi-governmental, military, quasi-military, civilian, ethnic, religious, quasi-religious, or otherwise, and that are directly occasioned by, directly caused by, directly result from, directly arise from, or directly relate to:

1.               any war, civil war, religious war, ethnic war, racial war, or tribal war, whether declared or undeclared, whether recognized or unrecognized, whether solemn, public, perfect, mixed, or private;

2.               any war, warlike, hostile or unfriendly acts, actions or activities against a government of any country, any political sub-division or public authority thereof, or any of its religious, public or private organizations, businesses or citizens;

3.               any terroristic or violent acts, actions or activities against a government of any country, any political sub-division or public authority thereof, or any of its religious, public or private organizations, businesses or citizens;

4.               any invasion of any country, any political sub-division, public authority, territory or part thereof;

5.               any acts, actions or activities of foreign enemies, whether governmental, quasi-governmental, ethnic, religious, quasi-religious, or otherwise against a government of a country, any political sub-division or public authority thereof, of any of its religious, public or private organizations, businesses or citizens;

6.               any acts, actions or activities of rebellion, insurrection, or revolution against a government of any country or any political sub-division or public authority thereof;

7.               any acts, actions or activities of military power, usurped power or martial law;

8.               any confiscation by act or order of any governmental or quasi-governmental authority or activities;

9.               defending, hindering, or combating against an actual, expected or impending acts, actions, activities or attacks caused by, resulting from or occasioned by any of the above.

The term “acts, actions, or activities” as used herein shall include but not be limited to:

1.               murder or infliction of bodily injury,

2.               hostage taking, hi-jacking or kid-napping,

3.               extortion, theft of robbery,

4.               causing any fire of flood,

5.               infecting, interfering with or disrupting any (a) communication or information system (including the release or insertion of any virus, worm, or Trojan horse into any communication or information system), or (b) supply of water, power, oil, gas or other fundamental resource,

6.               use of any weapon or explosive including bombs or bombing,

7.               use of release of any contaminant, pollutant, biological, chemical, gaseous, poisonous or other hazardous materials or weapons that may harm or endanger any person, property, animals or the environment,

8.               seizure, blockage, damage to, or destruction of public or private property including governmental and infrastructure facilities,

9.               seizure, blockage, damage to, or destruction of any means of public or private transport including subways, buses, trains, planes, ships, boats, ferries, and all other aircraft and watercraft, or

10.         seizure, blockage, damage to, or destruction of tunnels, roads, streets and highways, or other places of public use, or

11.         threatening to commit any of the above acts, actions, or activities.

Any loss and loss expense arising from any of the above is included regardless of any other cause or event contributing concurrently or in any sequence to the loss or event.  The public declarations and descriptions, written or oral, of the senior officials or leadership of the executive or legislative branch of any government or political subdivision or public authority thereof directly or indirectly affected by any of the above events, acts, actions, activities or conditions shall be conclusively determinative of the existence or non-existence of any of the above events, acts, actions, activities or conditions.

It shall not be a Terrorist Event if the Reinsured can reasonably establish to the reasonable satisfaction of the Reinsurer that the acts, actions, or activities were not conducted for the purposes of (i) furthering the political, ideological, philosophical, racial, ethnic, social or religious causes or objectives of the perpetrators, (ii) overthrowing or influencing the actions or policies of any government, or (iii) intimidating or putting the public or any part or section of the public in fear.

Schedule B

A Change in Control shall be deemed to have occurred if (a) KKR, its affiliates and the Management Group shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 35% of the outstanding voting stock of any of the Reinsureds and/or (b) any person, entity or group shall at any time have acquired direct or indirect beneficial ownership of a percentage of the outstanding voting stock of any of the Reinsureds that exceeds the percentage of such voting stock then beneficially owned, in the aggregate, by KKR, its affiliates and the Management Group, unless in the case of either (a) or (b) above, KKR, its affiliates and the Management Group have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the relevant Reinsured.

KKR shall mean each of Kohlberg Kravis Roberts & Co., L.P. and KKR Associates, L.P..  Management Group shall mean, at any time, the Chairman of the Board, the President, any Executive Vice President or Vice President, the Chief Financial Officer of the relevant Reinsured.

Interests and Liabilities Agreement
(hereinafter referred to as the “Agreement”)

to the

Quota Share Reinsurance Contract
(hereinafter referred to as the “Contract”)

It is hereby mutually agreed by

Coast National Insurance Company (“Coast National”)
Anaheim, California

Security National Insurance Company (“Security National”)
Davie, Florida

Bristol West Insurance Company (“Bristol”)
Philadelphia, Pennsylvania
and
Bristol West Casualty Insurance Company (“Bristol”)
Independence, Ohio
(hereinafter together referred to as the “Subscribing Company”)

and

National Union Fire Insurance Company of Pittsburgh, PA
Harrisburg, Pennsylvania
(hereinafter referred to as the “Subscribing Reinsurer”)

Under the terms of the Agreement attached hereto, the Subscribing Reinsurer shall have a 50% participation in the interest and liabilities of the Reinsurer described in the attached Agreement.

Such participants shall be several and not joint with the participation of other subscribing reinsurers, and under no circumstances shall the Subscribing Reinsurer participate in the interests and liabilities, if any, of the other subscribing reinsurers in said Agreement.

This Agreement shall commence at 12:01 a.m. Eastern Standard Time, January 1, 2002, except for Bristol which shall commence at 12:01 a.m. Eastern Standard Time, July 1, 2002.  It shall remain in effect until 11:59 p.m. December 31, 2004, unless terminated in accordance with the provisions of the attached Agreement.

In Witness Whereof, the party hereto have caused this Interests and Liabilities Agreement to be signed in duplicate by their duly authorized representatives.

Anaheim, California, this day of in the year 2002.

/s/ Gregory J. Hammond
Coast National Insurance Company

Davie, Florida, this day of in the year 2002.

/s/ Gregory J. Hammond
Security National Insurance Company

Philadelphia, Pennsylvania, this day of in the year 2002.

/s/ Alexis S. Oster
Bristol West Insurance Company

Independence, Ohio, this day of in the year 2002.

/s/ Alexis S. Oster
Bristol West Casualty Insurance Company

New York, New York, this day of in the year 2002.

/s/ Robert J. Coords
National Union Fire Insurance Company of Pittsburgh, PA